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                                                                    EXHIBIT 8.1

              [COOLEY GODWARD CASTRO HUDDLESON & TATUM letterhead]

August 27, 1996

Trans Ocean Ltd.
851 Traeger Avenue
San Bruno, CA 94066

Dear Sir or Madam:

We have acted as counsel to Trans Ocean Ltd., a Delaware corporation
("Trans Ocean") in connection with the Agreement and Plan of Merger dated
July 24, 1996 by and among Transamerica Corporation, a Delaware corporation ("Transamerica"), Citation Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Transamerica ("Sub"), Trans Ocean and certain stockholders of Trans Ocean providing for the merger of Sub and Trans Ocean (the "Merger").

You have asked us to review the discussion of federal income tax issues contained in Transamerica's Form S-4 Registration Statement filed in connection with the Merger (the "Registration Statement"). We have reviewed the discussion entitled "Certain Federal Income Tax Consequences" contained in the Registration Statement and are of the opinion that, subject to the qualifications and limitations contained therein, such information fairly presents the current federal income tax law applicable to the Merger and the material federal tax consequences to Transamerica, Sub, Trans Ocean and the Trans Ocean stockholders as a result of the Merger and insofar as it relates to statements of law or legal conclusions is correct in all material respects.

We consent to the reference to our firm under the caption "Certain Federal Income Tax Consequences" included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM


By: /s/ Susan Cooper Philpot
   -----------------------------
        Susan Cooper Philpot

SCP/jkw